Exhibit 10.1

AMENDMENT NO. 1

OF

RESTRICTED STOCK GRANT AND AWARD AGREEMENTS

This Amendment No. 1 of Restricted Stock Grant and Award Agreements (this “Amendment”) is effective as of                     , with reference to the following facts:

RECITALS

A. RSP Permian, Inc., a Delaware corporation (the “Company”) and you entered into those certain Restricted Stock Grant Award Agreements dated as of                      and                      (together, the “Agreements”). Unless otherwise defined herein, the capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreements.

B. Pursuant to Section 10(c) of the Company’s 2014 Long Term Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has the right to amend any Award (as defined in the Plan) subject to certain conditions.

C. The Company, at the direction of the Committee, desires to amend the Agreements as provided herein.

AMENDMENT

1. Section 6 of the Agreement is amended and restated in its entirety as follows:

“6. Termination of Services and Change in Control.

(a) Termination Generally. Subject to subsection (d), if your service relationship with the Company or any of its Subsidiaries is terminated for any reason other than (i) due to your death or (ii) due to your Disability (as defined below), then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

(b) Death; Disability. Notwithstanding the vesting schedule set forth in Section 5 above, if your service relationship with the Company or any of its Subsidiaries is terminated due to (i) your death or (ii) your Disability (as defined below), 100% of the Restricted Shares for which the restrictions have not yet lapsed as of the date of such termination shall become immediately vested.

“Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both you and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will your service relationship be terminated as a result of Disability, unless otherwise agreed to by you and the Company, until at least 180 consecutive days of leave has elapsed and the Company has provided you with written notice of termination.

(c) Change in Control. Notwithstanding the vesting schedule set forth in Section 5 above, upon the occurrence of a Change in Control, 100% of the Restricted Shares for which the restrictions have not yet lapsed as of the date of the Change in Control shall become immediately vested.

(d) Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.”

2. Except as expressly modified herein, all of the other terms and provisions of the Agreements are hereby ratified and confirmed.

3. A signature transmitted by facsimile or other electronic means shall be accepted as an original signature.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first above written.

RSP PERMIAN, INC.

By:

Name:

Title:

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